KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE REPORTS FOURTH QUARTER 2007 RESULTS

DALLAS, TEXAS . . . March 14, 2008 . .. . Keystone Consolidated Industries, Inc. (OTCBB: KYCN), reported net income of $13.3 million, or $1.33 per diluted share, in the fourth quarter of 2007 as compared to $12.6 million, or $1.26 per diluted share, in the fourth quarter of 2006.  The increase in earnings was due primarily to a $1.0 million gain on cancellation of debt, higher shipment volumes and higher selling prices partially offset by increases in ferrous scrap and other operating costs.

Because the amount of the Company’s net periodic defined benefit pension and other postretirement benefit (“OPEB”) expense or credits, and certain non-recurring gains and losses (such as the 2007 legal settlement), are unrelated to the ongoing operating activities of the Company, Keystone measures its overall operating performance using operating income before net pension and OPEB expense or credits and any of these non-recurring items.  A reconciliation of operating income as reported to operating income adjusted for pension and OPEB credits and the 2007 legal settlement is set forth in the following table.

	Three months ended December 31,		Year ended December 31,
	(In thousands)

	2006	2007	2006	2007
Operating income as reported	$19,785	$20,649	$79,750	$97,972
Defined benefit pension credit	(19,491)	(19,307)	(55,978)	(80,443)
OPEB credit	(1,997)	(1,924)	(8,297)	(8,526)
Gain on legal settlement	-	-	-	(5,400)
Operating income (loss) before pension and OPEB and gain on legal settlement	$(1,703)	$(582)	$15,475	$3,603

The Company’s sales volumes and per-ton selling prices for the fourth quarter and full year of 2006 and 2007 were as follows:

	Three months ended December 31,		Three months ended December 31,		Year ended December 31,		Year ended December 31,
	Sales Volume		Selling Prices		Sales Volume		Selling Prices
	2006	2007	2006	2007	2006	2007	2006	2007
	(000 tons)		(Per ton)		(000 tons)		(Per ton)
Fabricated wire products	21	19	$1,055	$1,119	112	103	$1,037	$1,089
Welded wire reinforcement	13	13	892	880	67	58	870	896
Nails	3	-	624	-	18	1	692	834
Industrial wire	16	13	740	783	75	66	726	763
Coiled rebar	1	4	521	567	1	15	529	563
Bars and shapes	-	4	-	662	-	9	-	663
Wire rod	58	114	504	554	349	395	500	548
Billets	21	1	350	267	53	1	354	234
All products	133	168	638	663	675	648	645	690

The decrease in operating loss before pension and OPEB for the fourth quarter of 2007 as compared to the same period in 2006 was primarily a result of the net effects of the following factors:
•	higher shipment volumes of wire rod in 2007 as a result of lower quantities of import product available for sale and higher prices for import product;
•
lower shipment volumes of billets during 2007 due to the use of more billets internally to meet increased wire rod demand and to supply billets to the steel bars and shapes mill that Keystone purchased in March of 2007;

•	higher overall per-ton selling prices in 2007;
•	higher ferrous scrap costs in 2007; and
•	higher electricity costs in 2007 due to deregulation on January 1, 2007 after a ten-year rate freeze.

The decrease in operating income before pension and OPEB and the 2007 legal settlement for the year ended December 31, 2007 as compared to the same period in 2006 was primarily a result of the net effects of the following factors:
•
lower shipment volumes of fabricated wire products in 2007 resulting from a softening of the market due to increased selling prices and weather conditions causing the cancellation of many agricultural projects;

•	lower shipment volumes of welded wire reinforcement in 2007 due to a continuing decline in the construction of new homes;
•
lower shipment volumes of industrial wire in 2007 due, in part, to lower market demand as a result of both increased imported finished products that adversely affected Keystone’s customers’ sales volumes and Keystone’s increased selling prices;

•	higher shipment volumes of coiled rebar during 2007 as Keystone continued to obtain coiled rebar production certifications and further penetrated the market;

•	higher shipment volumes of wire rod in 2007 due to changes in foreign competition as discussed above;
•
lower shipment volumes of billets during 2007 as 2006 shipment volumes were exceptional due to competitor production problems that were resolved during the fourth quarter of 2006 and the use of more billets internally in 2007 as discussed above;

•	higher overall per-ton selling prices in 2007;
•	decreased conversion costs in 2007 as a result of the wire rod mill reheat furnace overhaul during the fourth quarter of 2006;
•	higher costs for ferrous scrap in 2007; and
•	higher electricity costs in 2007 due to deregulation as discussed above.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Statements in this release that are not historical in nature are forward-looking and are not statements of fact.  Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information.  In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends.  Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy)
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes therein,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize, if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income before pension and OPEB credits or expense and the 2007 gain on legal settlement, which is used by the Company’s management to assess its performance.  The Company believes disclosure of operating income before pension and OPEB credits or expense and the 2007 gain on legal settlement provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way that the Company’s management assesses performance.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas.  The Company is a leading manufacturer of steel fabricated wire products, industrial wire, billets and wire rod.  Keystone also manufactures welded wire reinforcement, coiled rebar and steel bars and shapes.  The Company’s products are used in the agricultural, industrial, cold drawn, construction, transportation, original equipment manufacturer and retail consumer markets.  Keystone’s common stock is traded on the OTC Bulletin Board (Symbol: KYCN).

* * * * * * * * * *

KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2006	2007	2006	2007
	(unaudited)

Net sales	$87,118	$112,057	$440,540	$451,178
Cost of goods sold	(83,508)	(108,257)	(405,719)	(427,908)

Gross margin	3,610	3,800	34,821	23,270

Other operating income (expenses):
Selling expense	(1,706)	(1,650)	(6,864)	(6,682)
General and administrative expense	(3,607)	(2,732)	(12,482)	(12,985)
Defined benefit pension credit	19,491	19,307	55,978	80,443
Other postretirement benefit credit	1,997	1,924	8,297	8,526
Gain on legal settlement	-	-	-	5,400

Total other operating income	16,175	16,849	44,929	74,702

Operating income	19,785	20,649	79,750	97,972

Nonoperating income (expense):
Interest expense	(992)	(1,454)	(4,720)	(6,073)
Interest income	202	203	361	401
Other income (expense), net	169	(601)	75	200

Total nonoperating expense	(621)	(1,852)	(4,284)	(5,472)

Income before income taxes and reorganization items	19,164	18,797	75,466	92,500

Reorganization items:
Reorganization costs	(73)	(75)	(679)	(190)
Gain on cancellation of debt	-	1,043	-	10,074
Total reorganization items	(73)	968	(679)	9,884

Income before income taxes	19,091	19,765	74,787	102,384

Provision for income taxes	(6,468)	(6,511)	(17,055)	(37,619)

Net income	$12,623	$13,254	$57,732	$64,765

Basic earnings per share	$1.26	$1.33	$5.77	$6.48

Basic shares outstanding	10,000	10,000	10,000	10,000

Diluted earnings per share	$1.26	$1.33	$5.77	$6.48

Diluted shares outstanding	10,000	10,000	10,000	10,000